                                                Filed Pursuant To Rule 424(b)(3)
                                                      Registration No. 333-83863

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 9, 1999
--------------------------------------------------------

                            Boston Properties, Inc.

                         815,409 Shares of Common Stock

                               -----------------

     Unless the context otherwise requires, all references to "we," "us" or "our company" in this prospectus supplement refer collectively to Boston Properties, Inc., a Delaware real estate investment trust, and its subsidiaries, including Boston Properties Limited Partnership, a Delaware limited partnership, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

     This prospectus supplement updates the prospectus dated August 9, 1999 relating to the offer for sale of up to an aggregate of 815,409 shares of common stock of Boston Properties, Inc. by the selling stockholder identified in the prospectus, and any of its pledgees, donees, transferees or other successors in interest. The selling stockholders may only offer the common stock for sale if they exercise their rights to tender their common units for cash, and we exercise our right to issue common stock to them instead of cash.

     We are providing this prospectus supplement to update the table in the prospectus under the caption "The Selling Stockholder" to reflect various transfers of units. The amounts set forth below are based upon information provided to us by the selling stockholders and is accurate to the best of our knowledge as of July 2, 2001.

                                                                                                              Common Stock
                                       Common Stock Beneficially    Units Beneficially     Common Stock       and Units to
                                              Owned as of               Owned as of           Offered           be Owned
Name                                        July 2, 2001(1)           July 2, 2001(2)        Hereby(3)      After Offering(4)
------------------------------------  ---------------------------  ---------------------  ---------------   -----------------


Irene N. Adair                                               0                  3,292            3,292                  0
J. Wallace Adair Rev. Trust                                  0                 11,341           11,341                  0
Harold F. Baker                                              0                  9,206            9,206                  0
Anne Potter Bodner                                           0                  1,279            1,279                  0
John Bodner, Jr.                                             0                  2,426            2,426                  0
William J. Boyd                                              0                  3,705            3,705                  0
John F. Bruce                                                0                  1,213            1,213                  0
Marian Fox Burros                                            0                  5,041            5,041                  0
Carr Park, Inc.                                              0                 25,539           25,539                  0
Kathleen Meerman Carr                                        0                 18,228           18,228                  0
Martha A. Carr                                               0                 89,508           89,508                  0
Oliver T. Carr, Jr                                           0                 34,571           34,571                  0
The Oliver Carr Company                                      0                 48,439           48,439                  0


CEI Realty, Inc. (5)                                         0                204,509          204,509                  0
Clark Associates Limited                                     0                204,509          204,509                  0
 Partnership (6)
Clark Enterprises, Inc. (7)                                  0                204,509          204,509                  0
A. James Clark (8)                                           0                204,509          204,509                  0
Peter B. Collis                                              0                  1,232            1,232                  0
Richard T. Colman                                            0                  3,705            3,705                  0
Claudia Cooley                                               0                  1,563            1,563                  0
Louise P. Cornet                                             0                  9,603            9,603                  0
Eldon H. Crowell                                             0                  2,463            2,463                  0
Edison W. Dick                                               0                  4,885            4,885                  0
C. Boyden Gray                                               0                  3,334            3,334                  0
The Residuary Trust under the Will                           0                 14,821           14,821                  0
 of Gordon Gray
James Hayes Residual Trust                                   0                  4,476            4,476                  0
Heck of a Day Productions                                    0                  1,993            1,993                  0
Robert N. Keyser                                             0                  6,836            6,836                  0
Klock Investments, LLC                                       0                  1,772            1,772                  0
Dexter F. Klock                                              0                  3,780            3,780                  0
Douglas Klock                                                0                  3,780            3,780                  0
Judith O. Klock                                              0                  5,880            5,880                  0
Mary H. Klock                                                0                  2,566            2,566                  0
Peter Allen Klock, Jr.                                       0                  3,360            3,360                  0
Peter A. Klock (9)                                         100                 10,263           10,263                100
Susan H. Klock (10)                                        100                 10,263           10,263                100
Klockwork, Inc.                                              0                  1,993            1,993                  0
Bernard Koteen Rev. Trust (11)                               0                 53,917           53,917                  0
Charles Koteen                                               0                  6,144            6,144                  0
Lisa B. Koteen                                               0                  6,144            6,144                  0
Sherley H. Koteen Rev. Trust (12)                            0                 53,917           53,917                  0
W. Edward & Lucy M. Lawrence, Jt.                            0                  3,916            3,916                  0
 Tenants
A. Lothrop Luttrell Rev. Trust                               0                  4,213            4,213                  0
Daniel K. Mayers                                             0                  3,364            3,364                  0
Katheryn P. Messick                                          0                  9,603            9,603                  0
Metropair, LLC                                               0                  3,543            3,543                  0
Metro Pear II                                                0                  3,100            3,100                  0
Metropolitan LLC                                             0                 47,195           47,195                  0
Roberts B. Owen                                              0                  4,816            4,816                  0
James L. Pierce                                              0                  7,833            7,833                  0
Robert A. Pierce                                             0                  7,833            7,833                  0
Stephen C. Pierce                                            0                  9,603            9,603                  0
William H. Pierce                                            0                  5,982            5,982                  0
Henry T. Rathbun Rev. Trust                                  0                  1,478            1,478                  0
Sheilah M. Rathbun Rev. Trust                                0                  3,449            3,449                  0
Godfrey A. Rockefeller                                       0                  4,485            4,485                  0
Margaret K. Rockefeller                                      0                    493              493                  0
Terrence C. Sheehy                                           0                  1,213            1,213                  0
Kathleen H. Simon                                            0                  5,739            5,739                  0
William Simon                                                0                  7,384            7,384                  0
A. Duncan Whitaker                                           0                  3,705            3,705                  0

(1) Does not include common stock that may be issued upon exchange of common units beneficially held as of July 2, 2001.

(2) All units listed in this column may be exchanged, under circumstances set forth in the partnership agreement of Boston Properties Limited Partnership, for an equal number of shares of common stock. All information is as of July 2, 2001.

(3) These shares of common stock represent the common stock that the selling stockholders may acquire upon presentation of common units for redemption. Such redemption may occur at any time after July 9, 1999.

(4) Assumes that all shares of common stock offered by this prospectus will be sold by the selling stockholders. In the case of each selling stockholder, the percentage of our common stock that will be held by such selling stockholder (assuming all remaining units held by such person are presented for redemption and are exchanged for common stock) after completion of this offering will be less than one percent (1%). The total number of shares of common stock outstanding used in calculating such percentage (i) is based on the total number of shares of common stock outstanding as of June 30, 2001 (90,283,312 shares) and (ii) assumes that none of the remaining units held by other persons are exchanged for common stock.

(5) Includes 47,003 common units held directly by Clark Associates Limited Partnership, 44,761 common units held directly by Clark Enterprises, Inc., and 89,144 common units held directly by A. James Clark.

(6) Includes 23,601 common units held directly by CEI Realty, Inc., 44,761 common units held directly by Clark Enterprises, Inc., and 89,144 common units held directly by A. James Clark.

(7) Includes 23,601 common units held directly by CEI Realty, Inc., 47,003 common units held directly by Clark Associates Limited Partnership, and 89,144 common units held directly by A. James Clark.

(8) Includes 23,601 common units held directly by CEI Realty, Inc., 47,003 common units held directly by Clark Associates Limited Partnership, and 44,761 common units held directly by Clark Enterprises, Inc.

(9) Includes 2,520 common units held directly by Mr. Klock's wife, Susan H. Klock, and 3,543 common units held directly by Metropair, LLC, of which Mr. Klock is a member.

(10) Includes 4,200 common units held directly by Ms. Klock's husband, Peter A. Klock, and 3,543 common units held directly by Metropair, LLC, of which Mr. Klock is a member.

(11) Includes 18,419 common units held directly by the Sherley H. Koteen Rev. Trust.

(12) Includes 35,498 common units held directly by the Bernard Koteen Rev.
     Trust.



     This prospectus supplement is not complete without the prospectus dated August 9, 1999, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.


                              -------------------

            The date of this prospectus supplement is July 31, 2001.

                                      S-3